EXHIBIT 12.2

              Cascade Entertainment Group, LLC

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   Nine Months     Nine Months
                                     Year ended     Year ended      Year ended      Year ended         Ended           Ended
                                     December 31,   December 31,   December 31,    December 31,    September 30,   September 30,
                                        1998           1999           2000            2001             2002            2001
                                     ----------------------------------------------------------    -----------------------------
Computation of earnings

Income (loss) before income taxes
  and extraordinary item            $ (373,064)   $(1,431,448)  $ (12,836,506)  $ (10,072,255)     $ (12,873,038)   $ (7,525,838)

Add:
Fixed charges                            5,551        148,460         852,321       1,362,430          1,073,345       1,043,038
                                    -----------------------------------------------------------    -----------------------------
     Earnings, as adjusted          $ (367,513)   $(1,282,988)  $ (11,984,185)    $(8,709,825)     $ (11,799,693)   $ (6,482,800)
                                    ===========================================================    ==============================

Computation of fixed charges:
Interest expense                       $ 5,551       $ 93,348       $ 798,187     $ 1,296,862     $ 1,011,512       $ 994,431
Estimated interest within
  rental/lease expense (1)                   -         55,112          54,134          65,568          61,833          48,607
                                    -----------------------------------------------------------    -----------------------------

     Fixed charges                     $ 5,551      $ 148,460       $ 852,321     $ 1,362,430     $ 1,073,345     $ 1,043,038
                                    ===========================================================    ==============================

Ratio of earnings to fixed
  charges (2)                                -              -               -               -               -               -



(1) For purposes of computing the ratio of earnings to fixed charges, estimated interest within rental & lease expense is computed as one-half of rent/lease expense, which is deemed to be representative of an interest factor.

(2) Deficiency of earnings
      to fixed charges             $ (361,962)   $(1,134,528)    $(11,131,864)    $(7,347,395)     $ (10,726,348)   $ (5,439,762)